Exhibit 3.1

       Amendments to the Corporation’s By-Laws

By deleting paragraph “-*CALL.” of Section 6 in its entirety and substituting in its place the following:

        - CALL. Annual meetings and special meetings may be called by the Board of Directors, or by the Chairman, or by the President. Any such request shall state the purpose or purposes of the proposed meeting.

By adding immediately after the paragraph “-NOTICE OR WAIVER OF NOTICE.” of Section 6 and immediately before the paragraph “STOCKHOLDER LIST” of Section 6, the following in its entirety:

        - MATTERS TO BE CONSIDERED. The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 6.

     - ANNUAL MEETINGS; NOMINATIONS OF DIRECTORS AND OTHER PROPOSALS BY STOCKHOLDERS AT ANNUAL MEETINGS. Notwithstanding anything to the contrary contained elsewhere in this Article I, for any matter to be properly brought before any annual meeting of stockholders, the matter must be (i) specified in the notice of annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) brought before the annual meeting in the manner specified in this paragraph by a stockholder of record entitled to vote at the annual meeting of stockholders on such matter. In addition to any other requirements under applicable law, the Articles of Incorporation and these Bylaws, persons nominated by stockholders for election as directors of the Corporation and any other proposals by stockholders shall be properly brought before the meeting only if written notice of any such matter to be presented by a stockholder at such meeting of stockholders (the “Stockholder Notice”) shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation (or, if delivered by electronic mail or facsimile, to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement) not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30)

days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), such Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. Any stockholder desiring to nominate any person or persons (as the case may be) for election as a director or directors of the Corporation shall deliver, as part of such Stockholder Notice, a statement in writing setting forth (1) the name of the person or persons to be nominated; (ii) the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by each such person, as reported to such stockholder by such nominee(s); (iii) the information regarding each such person required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation); (iv) each such person’s signed consent to serve as a director of the Corporation if elected; and (v) such stockholder’s name and address and the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by such stockholder. Any stockholder who gives a Stockholder Notice of any matter proposed to be brought before the meeting (other than a nomination of directors) shall deliver, as part of such Stockholder Notice, the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by such stockholder and, if applicable, (1) any material interest of such stockholder in the matter proposed (other than as a stockholder) and (ii) a description of all arrangements or understandings between such stockholder and any other person (including the name of such person) in connection with the proposal of such business by such stockholder. As used herein, shares “beneficially owned” shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If a stockholder is entitled to vote only for a specific class or category of directors at a meeting (annual or special), such stockholder’s right to nominate one or more individuals for election as a director at the meeting shall be limited to such class or category of directors.

     - INCREASES IN SIZE OF BOARD OF DIRECTORS; STOCKHOLDER NOMINATIONS FOR ADDITIONAL DIRECTORS. Notwithstanding anything in the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of the Corporation at the next annual meeting is increased and either all of the nominees for director at the next annual meeting or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

     - SPECIAL MEETINGS; NOMINATIONS OF DIRECTORS BY STOCKHOLDERS AT SPECIAL MEETINGS. Except as provided in the immediately following sentence, only such matters shall be properly brought before a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder of record entitled to vote on the matter may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder shall deliver a Stockholder Notice with respect to such nomination in the form that would be required by the paragraph entitled “ANNUAL MEETINGS; NOMINATIONS OF DIRECTORS AND OTHER PROPOSALS BY STOCKHOLDERS.” hereof with respect to a nomination at an annual meeting to the Secretary of the Corporation at the principal executive office of the Corporation (or, if delivered by electronic mail or facsimile, to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement) not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed.

     - DEFINITION OF “PUBLICLY ANNOUNCED OR DISCLOSED”. For purposes of this Section 6, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news or wire service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

     - ADJOURNMENTS AND POSTPONEMENTS; EXCHANGE ACT RULE 14a-8. In no event shall the adjournment of an annual meeting or special meeting or the postponement of any meeting that does not require a change in the record date for such meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section 6. This Section 6 shall not affect the rights of stockholders to request inclusion of proposals made pursuant to Rule 14a-8 under the Exchange Act. The provisions of this Section 6 shall also apply to nominations of directors by voting groups entitled to elect directors under the Articles of Incorporation, except to the extent the Articles of Incorporation expressly state otherwise or are in conflict with the terms of this Section 6. Notwithstanding the foregoing provisions of this Section 6, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 6.

     - PERSON PRESIDING OVER MEETINGS. The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or other matter proposed to be brought before a meeting was made in accordance with the procedures and requirements set forth in this Section 6 and, if not so in compliance with this Section 6, shall direct and declare at the meeting that such nomination or other matter is out of order and shall not be considered.

     - CONDUCT OF MEETINGS. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with applicable law and such rules and regulations adopted by the Board of Directors, the Chairman of each meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts, including causing an adjournment of such meeting, as, in the judgment of such Chairman, are appropriate. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, including fixing the time for opening and closing the polls for voting on each matter; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairman shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless, and to the extent determined by the Board of Directors or the Chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.